Exhibit 3.46

ERNST & YOUNG ATTN: FAYE HAMMOND GPO BOX M939 PERTH WA 6843 Certificate of the Registration of a Company Corporations Act 2001 Paragraph 1274 (2) (b) This is to certify that ENSCO AUSTRALIA PTY LIMITED Australian Company Number 100 601 634 is a registered company under the Corporations Act 2001 and is taken to be registered in Western Australia. The company is limited by shares. The company is a proprietary company. The day of commencement of registration is the seventeenth day of May 2002. Issued by the Australian Securities and Investments Commission on this ninth day of January, 2003. of the Australian Securities and Investments Commission

# Certificate of Registration of a Company

This is to certify that

**ENSCO AUSTRALIA PTY LIMITED**

**Australian Company Number 100 601 634**

is a registered company under the Corporations Act 2001 and is taken to be registered in Western Australia.

The company **is limited by shares.**

The company is a **proprietary** company.

The day of commencement of registration is **the seventeenth day of May 2002.**

Issued by the
Australian Securities and Investments Commission
on this seventeenth day of May, 2002.

David Knott
Chairman

CERTIFICATE